Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) ETHZILLA CORPORATION CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

KARUS, INC.
SERIES A PREFERRED STOCK RIGHTS AGREEMENT

This Series A Preferred Stock Rights Agreement, dated as of the Agreement Date (this “Rights Agreement”), is between the Company, ETHZilla Corporation, a Delaware corporation, as set forth on Exhibit A-2 (the “Investor”) and the Key Holders on Exhibit A-2 (“Key Holders”).

1. Investment. By signing this Rights Agreement, the Company, Investor and Key Holders agree to the Business Terms attached as Exhibit A-1 (the “Business Terms”), the Numbers and Dates attached as Exhibit A-2 (the “Numbers and Dates”) and the Legal Terms attached as Exhibit B-1 (the “Legal Terms”), as modified by the Disclosure Schedule attached as Exhibit B-2 (the “Disclosure Schedule”). This Rights Agreement is subject to the provisions set forth in the Business Terms, the Numbers and Dates, the Legal Terms and the Disclosure Schedule (collectively, the “Attachments”), and capitalized terms used but not defined herein have the meanings set forth in the Attachments.

2. Shares. The Series A Preferred Stock will have the powers, preferences and special rights set forth in the Amended and Restated Certificate of Incorporation (the “Restated Certificate”) in the form attached as Exhibit C.

3. Purchase and Subscription Agreement. This Series A Preferred Stock Rights Agreement is in addition to that certain Purchase and Subscription Agreement entered into between the Company and the Investor, on or around the date hereof (the “Purchase and Subscription Agreement”), and the entry into this Series A Preferred Stock Rights Agreement and the terms hereof is a required condition to the closing contemplated by such Purchase and Subscription Agreement.

4. Preferential Rights. The rights and preferences of the holders of the Series Seed-3 Preferred Stock holders as set forth in that certain Series Seed-3 Financing Agreement dated on or around April 9, 2025 (the “Series Seed-3 Investors” and the “Series Seed-3 Financing Agreement”), shall take priority over the rights and preferences of the Investor as set forth herein.

The Company and the Key Holders are signing this Rights Agreement on the Agreement Date, and each Investor is signing this Rights Agreement on the respective Closing Date set forth in Section 4 of Exhibit A-2.

COMPANY	INVESTOR/KEY HOLDER

/s/ Aaron Travis	Ethzilla Corporation
Signature	Print Investor/Key Holder name

Aaron Travis	/s/ McAndrew Rudisill
Print signatory name	Signature

Aaron Travis	McAndrew Rudisill
Print signatory name (if signing for an entity)	Print signatory name (if signing for an entity)

EXHIBIT A-1

BUSINESS TERMS

These Business Terms relate to the issuance of shares of Series A Preferred Stock (the “Series A Preferred Stock”) by Karus, Inc., a Delaware corporation (the “Company”). These Business Terms are not legally binding until attached as an exhibit to a duly executed Rights Agreement; provided that Section 1 (Financing) and Section 2 (Summary of Standard Rights) are for convenience only and are not to be considered in construing or interpreting the Financing Documentation.

1. Financing.

1.1 Valuation. $[***] pre-money and $[***] post-money (both approximate).

1.2 Total Amount to be Raised. $8,000,000.

2. Summary of Standard Rights. Any changes to this section will require parallel changes to the Legal Terms and the Restated Certificate, as applicable.

2.1 Liquidation Preference. Original issue price, plus any declared but unpaid dividends.

2.2 Anti-dilution. Broad-based weighted average.

2.3 Protective Provisions. Approval by a majority of the Preferred Stock is required to:

(i) liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in the Restated Certificate), or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of this Restated Certificate or the Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;

(iii) (i) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or (ii) increase the authorized number of shares of Preferred Stock or any additional class or series of capital stock of the Company unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

(iv) (i) reclassify, alter or amend any existing security of the Company that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such power, preference or special right, or (ii) reclassify, alter or amend any existing security of the Company that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such power, preference or special right;

(v) cause or permit any of its subsidiaries to, without approval of the Board of Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;

(vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof or (iv) as approved by the Board of Directors;

(vii) create or hold capital stock in any subsidiary that is not a wholly owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets;

(viii) increase the number of shares of capital stock reserved or made available for issuance under the Company’s employee, officer, director and consultant stock purchase, stock option, or equity incentive plans or similar arrangements, unless otherwise approved by the Board of Directors;

(ix) increase or decrease the size of the Board of Directors;

(x) purchase any capital stock or other equity interest in, or a material portion of the assets of, any other entity;

(xi) allow a security interest to be placed on any assets of the Company or incur or guarantee, directly or indirectly, or permit any subsidiary to incur or guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company arising in the ordinary course of business or as otherwise approved by the Board of Directors; or

(xii) enter into any transaction with a director or officer (or an affiliate or immediate family member thereof) unless approved by the Board of Directors.

2.4 Right of First Offer. Investor, so long as it holds at least 40% of their original holdings of shares of Preferred Stock, will have a right of first offer on subsequent issuances of equity securities.

2.5 Information. Investor, so long as it holds at least 30% of their original holdings of shares of Preferred Stock, will receive annual and quarterly financial statements.

2.6 Drag-along. Subject to standard exceptions, if a majority of the Preferred Stock, a majority of the Common Stock and the Board of Directors approve a proposed sale of the Company, the Investor and Key Holders will approve the proposed sale.

2.7 Other. If the Company elects not to exercise any right of first refusal with respect to a proposed transfer by any Key Holder, first the Series Seed-3 Investors pursuant to the Series Seed-3 Financing Agreement, and then if any securities remain held by the Key Holder, the Company will assign the right of first refusal to Investor. If registration rights are given in future financings, investors will receive substantially equivalent rights.

3. Board Representation. One individual designated from time to time by Stage. O Boise Fund I, LP pursuant to the Series Seed-3 Financing Agreement, which individual shall initially be Michael Self (the “Stage Preferred Director”); one individual designated from time to time by the Investor, which individual shall initially be Jason New (the “Investor Preferred Director”, and together with the Stage Preferred Director, the “Preferred Directors”); one individual designated from time to time by the holders of a majority of the Key Holder Securities held by the Key Holders who are then providing services to the Company as officers, employees or consultants, which individual shall initially be Aaron Travis (the “Common Director”); and one individual mutually acceptable to the Preferred Directors and the Common Director, which individual shall initially be Keri Findley (the “Mutual Director”).

4. Legal. The “Dispute Resolution Courts” are the state courts of California and the United States District Court for the Northern District of California. “Company Counsel” is Winston & Strawn LLP, 101 California Street, San Francisco, CA 94111.

IN WITNESS WHEREOF, the Company and the Key Holders are signing this Rights Agreement as of the Agreement Date, and Investor is signing this Rights Agreement as of the Closing Date set forth in Section 4 of Exhibit A-2.

COMPANY

/s/ Aaron Travis
Signature

Aaron Travis
Print Signatory name

CEO
Print Signatory title

IN WITNESS WHEREOF, the Company and the Key Holders are signing this Rights Agreement as of the Agreement Date, and Investor is signing this Rights Agreement as of the Closing Date set forth in Section 4 of Exhibit A-2.

INVESTOR/KEY HOLDER

/s/ McAndrew Rudisill
Signature

McAndrew Rudisill
Print Signatory name

Chairman & CEO
Print Signatory title

EXHIBIT A-2

NUMBERS AND DATES

1.	Financing.

1.1 “Shares” means 1,421,464 shares of Series A Preferred Stock issued pursuant to the Rights Agreement.

1.2 “Purchase Price” means $5.628 per share.

1.3 “Agreement Date” means December 1, 2025.

2.	Capitalization.

As of the date immediately prior to Closing.

Authorized Common Stock	Authorized Preferred Stock	Authorized Series Seed-3 Preferred Shares	Authorized Series Seed Plus-2 Preferred Shares	Authorized Series Seed Plus Preferred Shares	Authorized Series Seed Preferred Stock	Authorized Series A Preferred Stock
[***]	[***]	[***]	[***]	[***]	[***]	1,421,464

Outstanding Common Stock	Outstanding Preferred Stock	Outstanding Series Seed-3 Preferred Shares	Outstanding Series Seed Plus-2 Preferred Shares	Outstanding Series Seed Plus Preferred Shares	Outstanding Series Seed Preferred Stock	Outstanding Series A Preferred Shares
[***]	[***]	[***]	[***]	[***]	[***]	0

Authorized Stock Plan	Total Outstanding Under Authorized Stock Plan
[***]	[***]

3.	Key Holders.

Key Holder	Address	E-mail
XXXXXXXXX	XXXXXXXXX	XXXXXXXXX
XXXXXXXXX	XXXXXXXXX	XXXXXXXXX
XXXXXXXXX	XXXXXXXXX	XXXXXXXXX

4.	Investor.

New-Money Investor

Investor	Number of Shares	Preferred Stock	Consideration	Closing Date
ETHZilla Corporation	1,421,464 Series A preferred (primary); and 158,802 common and 22,686 preferred (secondary)	Series A	$3,000,000 in cash and $5,000,000 in ETHZilla common stock (primary); and $2,000,000 in ETHZilla common stock (secondary)	December 1, 2025
Total			$3,000,000 in cash and $7,000,000 in ETHZilla common stock

5. Minimum Shares. To retain or transfer certain rights under the Legal Terms, a Holder must hold 25% of their original investment in the relevant class or series (the “Minimum Shares”).

EXHIBIT B-1

LEGAL TERMS

Subject to the Financing Documentation, the Company, the Investor and the Key Holders agree to these Legal Terms by signing the Rights Agreement.

1.	Purchase and Sale of Shares.

1.1 Sale and Issuance of Shares.

(a)  The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Restated Certificate.

(b)  Subject to the Financing Documentation, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing that number of Shares set forth opposite each Investor’s name on Exhibit A-2 to the Rights Agreement, at the Purchase Price or upon cancellation or conversion of securities of the Company or indebtedness of the Company to such Investor as set forth on Exhibit A-2 to the Rights Agreement.

1.2  Closing; Delivery.

(a)  The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the Agreement Date or at such other time and place as the Company and the Investor mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)  At Closing, the Company shall deliver to Investor a book-entry statement representing the Shares being purchased by such Investor at Closing (or other evidence of share ownership) against payment of the purchase price therefor.

1.3 [Intentionally omitted.]

1.4 Defined Terms. In addition to the terms defined elsewhere in the Financing Documentation, the following terms shall have the meanings set forth below.

(a)  “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)  “Board of Directors” means the board of directors of the Company.

(c) “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means shares of the Company’s common stock.

(f) “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, similar or other intellectual property rights, subject matter of any of the foregoing (“Intellectual Property Rights“), proprietary information and processes, and tangible embodiments of any of the foregoing, that are owned or used by the Company in the conduct of the Company’s business as now conducted.

(g) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

(h) “DGCL” means the Delaware General Corporation Law, as amended or superseded from time to time.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j)  “Financing Documentation” means the Rights Agreement, including the Business Terms, the Numbers and Dates, the Legal Terms, the Disclosure Schedule and any other schedules and attachments thereto, and the Purchase and Subscription Agreement.

(k) “Form S-1” means such form under the Securities Act as in effect on the Agreement Date or any successor registration form under the Securities Act subsequently adopted by the SEC.

(l)  “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(m) “Holders” means the Investor and the Key Holders, together with any subsequent investors or transferees (as applicable) who become parties to the Financing Documentation in accordance with the Financing Documentation.

(n)  “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

(o)  “Investor” means the Investor.

(p) “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

(q) “Key Employee” means any executive-level employee.

(r) “Key Holder Securities” means Common Stock held by the Key Holders (whether now outstanding or hereafter issued in any context) and Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or convertible securities of the Company, in each case now owned or subsequently acquired by the Key Holders.

(s) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the executive officers of the Company.

(t) “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 375,584 shares of Preferred Stock.

(u)  “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(v) “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

(w) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(x) “Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, Series Seed Plus Preferred Stock, Series Seed Plus-2 Preferred Stock, Series Seed-3 Preferred Stock and Series A Preferred Stock.

(y) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investor after the Agreement Date; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced above; excluding in all cases (other than the restrictions on transfer and legend requirements in Section 6), however, any securities transferred by a Person in a transaction in which the applicable rights under the Financing Documentation are not assigned pursuant to Section 12.3.

(z) “Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding shares of Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

(aa) “Restricted Securities” means the securities of the Company required to be notated with the first two legends set forth in Section 6.2 hereof.

(bb)  “SEC” means the U.S. Securities and Exchange Commission.

(cc) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(dd) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ee) “Voting Securities” means any securities of the Company that the holders of which are entitled to vote for members of the Board of Directors, including without limitation, all Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and correct as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1  Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) the Authorized Common Stock and the Outstanding Common Stock, each as set forth on Exhibit A-2 to the Rights Agreement. All of the Outstanding Common Stock set forth on Exhibit A-2 to the Rights Agreement have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(ii) the Authorized Preferred Stock, Series Seed Preferred Stock, Series Seed Plus Preferred Stock, Series Seed Plus-2 Preferred Stock, Series Seed-3 Preferred Stock and Series A Preferred Stock are each as set forth on Exhibit A-2 to the Rights Agreement. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the DGCL. The Company holds no Preferred Stock in its treasury.

(b) The Company has reserved the Authorized Stock Plan Shares as set forth on Exhibit A-2 to the Rights Agreement for issuance to officers, directors, employees and consultants of the Company pursuant to its Stock Plan duly adopted by the Board of Directors and approved by the Company stockholders. Of such reserved Common Stock, the Outstanding Stock Plan Shares have been issued pursuant to restricted stock purchase agreements or are subject to options that have been granted and are currently outstanding as set forth on Exhibit A-2 to the Rights Agreement, and the remainder are available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(c) Except for (i) the conversion privileges of the Shares to be issued under the Financing Documentation; (ii) the rights provided in the Financing Documentation; and (iii) the securities and rights described in Sections 2.2(a)(ii) and 2.2(b) of these Legal Terms, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Stock or Preferred Stock, or any securities convertible into or exchangeable for Common Stock or Preferred Stock. All outstanding Common Stock and all Common Stock underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes). All options granted and Common Stock outstanding vest over four years.

2.3 Authorization. All corporate action required to be taken by the Board of Directors and stockholders in order to authorize the Company to enter into the Financing Documentation, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. The Financing Documentation, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in the Financing Documentation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Financing Documentation, applicable state and federal securities laws and liens or encumbrances created by or imposed by Investor. Assuming the accuracy of the representations of the Investor in Section 3 of these Legal Terms and subject to the filings described in the Financing Documentation, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Financing Documentation, applicable federal and state securities laws and liens or encumbrances created by or imposed by an Investor. Based in part upon the representations of the Investor in the Financing Documentation, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.5 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company.

2.6 Intellectual Property.

(a)  Ownership. The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants.

(b)  Non-Infringement. To the Company’s knowledge, no product or service marketed or sold by the Company violates any license or infringes any Intellectual Property Rights of any other party.

(c) Outbound Licenses. Other than with respect to commercially available software products and cloud services under standard end-user license agreements and other non-exclusive licenses granted to third parties in the ordinary course of business and consistent with past practice, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property Rights owned or purported to be owned by the Company (“Company-Owned Intellectual Property”).

(d) Inbound Licenses. Other than (i) with respect to commercially available software products and cloud services licensed under standard terms; (ii) backup licenses from employees and contractors granted in connection with providing services to the Company; and (iii) open source licenses, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property Rights of any other Person that are material to the business of the Company.

(e) Third-Party Intellectual Property. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the Intellectual Property Rights of any other Person. To the Company’s knowledge, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, to the extent it will be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all such inventions.

(f) Employees and Consultants. Each employee and consultant has assigned to the Company all Intellectual Property Rights he, she or it owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all Intellectual Property Rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right, to the Company’s business as then conducted or as then proposed to be conducted; (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information; or (iii) resulted from the performance of services for the Company.

(g) Registered Intellectual Property Rights. Section 2.6 of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, and registered copyrights, in each case owned or purported to be owned by the Company.

(h) Trade Secret Protection. The Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret.

(i) Institutional Resources. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company-Owned Intellectual Property in a manner that has resulted in such entity retaining any claim of ownership or right to use any such Company-Owned Intellectual Property. To the Company’s knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company-Owned Intellectual Property.

2.7 Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Restated Certificate or bylaws; (b) of any instrument, judgment, order, writ or decree; (c) under any note, indenture or mortgage; (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule; or (e) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, including, but not limited to, applicable sexual harassment or discrimination laws, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Financing Documentation and the consummation of the transactions contemplated by the Financing Documentation will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Company.

2.8 Agreements. Except for the Financing Documentation, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (a) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000; or (b) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

2.9 Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (a) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate; and (b) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

2.10 Tax Returns and Payments. There are no federal, state, county, local or foreign income or other material taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign income or other material taxes of the Company which are due, whether or not assessed or disputed, unless such taxes are being contested in good faith by appropriate proceedings and adequate reserves for any such taxes have been established in accordance with GAAP. There have been no examinations or audits of any income or other material tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign income or other material tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to income or other material taxes for any year.

2.11 Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 2.11.

2.12 83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all eligible individuals who have acquired unvested Common Stock.

2.13 Qualified Small Business Stock. As of and immediately following the Closing: (a) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code; (b) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2; and (c) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Investor or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

3. Representations and Warranties of the Investor. Investor hereby represents and warrants to the Company, severally and not jointly, that:

3.1 Authorization. The Investor has full power and authority to enter into the Financing Documentation. The Financing Documentation, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. The Financing Documentation is entered with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of the Rights Agreement, the Investor hereby confirms, that the Shares to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing the Rights Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Investor has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of these Legal Terms or the right of the Investor to rely thereon.

3.4 Restricted Securities. The Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which they may be converted, for resale except to the extent set forth in the Financing Documentation. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company, which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Investor understands that no public market now exists for the Shares and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6 Legends. The Investor understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with the legends set forth in Section 6.2 and any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument or book entry so legended.

3.7 Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 Foreign Investor. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of the Financing Documentation, including (a) the legal requirements within its jurisdiction for the purchase of the Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

3.9 No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation; or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10 Exculpation. The Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Investor agrees that neither it nor the respective controlling Persons, officers, directors, partners, agents or employees of Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.11 Residence. If the Investor is an individual, then the Investor resides in the state or province identified in the address of the Investor set forth on Exhibit A-2 to the Rights Agreement; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of the Investor in which it has its principal place of business is identified in the address or addresses of the Investor set forth on Exhibit A-2 to the Rights Agreement.

3.12 Consent to Conversion and Termination. Investor, to the extent that such Investor, as set forth on Exhibit A-2 to the Rights Agreement, is a holder of any promissory note or any security (or any agreement to issue a security) of the Company being converted and/or cancelled in consideration of the issuance hereunder of Shares to such Investor, hereby agrees that the entire amount owed to such Investor under any such note is being tendered to the Company in exchange for the applicable Shares set forth on Exhibit A-2 to the Rights Agreement, and effective upon the Company’s and such Investor’s execution and delivery of the Rights Agreement, without any further action required by the Company or such Investor, any such note and all obligations set forth therein shall be immediately deemed repaid in full and terminated in their entirety, including, but not limited to, any security interest effected therein, and any such security or agreement shall be immediately deemed converted and/or cancelled.

4. Registration Rights.

(a) ETHZilla Corporation will grant market-standard registration rights, with liquidated damages for non-compliance, to Karus, Inc. and the Secondary Sellers (as defined in the Purchase and Subscription Agreement) in accordance with the Purchase and Subscription Agreement.

(b) Piggyback Registration Rights.

(i) Karus covenants and agrees that if, at any time prior to the Registration Rights Expiration Date (defined below), it proposes to file a registration statement with respect to any class of equity or equity-related securities (other than in connection with an offering to Karus’s employees (Form S-8) or in connection with an acquisition, merger or similar transaction (Form S-4)) under the Securities Act in a primary registration on behalf of Karus and/or in a secondary registration on behalf of holders of such securities, and the registration form to be used may be used for the issuance or resale of the shares underlying the Series A Preferred Stock (the Registrable Securities”), Karus will give prompt written notice to the Investor of its intention to file such registration statement and will offer to include in such registration statement, such number of Registrable Securities with respect to which Karus has received written requests for inclusion therein within three (3) Business Days after the giving of notice by Karus (the “Piggyback Registration Rights”). Investor acknowledges and understands that Karus shall not be required to include Registrable Securities in a registration statement relating solely to an offering by Karus of securities for its own account if the managing underwriter or placement agent shall have advised Karus in writing that the inclusion of such securities will have a material adverse effect upon the ability of Karus to sell securities for its own account, and provided further that the Investor is not treated less favorably than others seeking to have their securities included in such registration statement. If the registration statement relating to the Piggyback Registration Rights is for an underwritten offering, such Registrable Securities shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. Notwithstanding the obligations set forth above, if any Securities and Exchange Commission guidance sets forth a limitation on the number of securities permitted to be registered on a particular registration statement as a secondary offering, the number of Registrable Securities to be registered on such registration statement will be reduced pro rata between Investor and other parties whose securities are included in such registration statement. The “Registration Rights Expiration Date” shall be two years from the Closing.

(iii) Investor agrees to sell all Registrable Securities registered under any registration statement and sold in connection therewith, in compliance with the plan of distribution set forth in such registration statement and any and all applicable prospectus delivery requirements, and to immediately cease and refrain from selling Registrable Securities, upon written notice from Karus, that any registration statement registering the resale of the Registrable Securities is not effective, contains any misstatements or omissions, that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, or that the prospectus or registration statement can no longer be relied upon for any reason, until such time as Purchaser is notified by Karus that such registration statement is effective or such prospectus is compliant with Section 10 of the Securities Act, or otherwise.

(iv) In the event any Registrable Securities are included in a registration statement under Section 4(b) hereof:

(A) By Karus. To the extent permitted by law, Karus will indemnify and hold harmless Investor, the partners, officers and directors of Investor, any underwriter (as defined in the Securities Act) for such Investor and each person, if any, who controls such Investor or underwriter within the meaning of Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(x) Any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(y) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(z) Any violation or alleged violation by Karus of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and Karus will reimburse each such Investor, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the indemnity agreement contained in this Subsection 4(b)(iv)(A) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Karus (which consent will not be unreasonably withheld), nor will Karus be liable in any such case for any such loss, claim, damage, liability or action to the extent it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Investor, partner, officer, director, underwriter or controlling person of such Investor.

(B) By Investor. To the extent permitted by law, the Investor will indemnify and hold harmless Karus, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Karus within the meaning of the Securities Act, any underwriter, against any losses, claims, damages or liabilities (joint or several) to which Karus or any such director, officer, controlling person, or underwriter may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) such Violation occurs in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and Investor will reimburse any legal or other expenses reasonably incurred by Karus or any such director, officer, controlling person, or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the indemnity agreement contained in this Subsection 4(b)(iv)(B) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent will not be unreasonably withheld; and provided further, the total amounts payable in indemnity by the Investor under this Subsection 4(b)(iv)(B) in respect of any Violation will not exceed the net proceeds received by such Investor in the registered offering out of which such Violation arises.

(C) Notice. Promptly after receipt by an indemnified party under this Section 4(b)(iv) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4(b)(iv), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, an indemnified party will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Section 4(b)(iv), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability it may have to any indemnified party otherwise than under this Section 4(b)(iv).

(D) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Karus and Investor are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (“Final Prospectus”), such indemnity agreement will not inure to the benefit of any person if a copy of the Final Prospectus (i) was furnished to the indemnified party and (ii) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(E) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) Investor exercising rights under this Agreement, or any controlling person of any such Investor, makes a claim for indemnification pursuant to this Section 4(b)(iv) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact this Section 4(b)(iv) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such Investor or any such controlling person in circumstances for which indemnification is provided under this Section 4(b)(iv); then, and in each such case, Karus and Investor will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so Investor is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and Karus shall be responsible for the remaining portion; provided, however, in any such case, (A) Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by Investor pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(F) Survival. The obligations of Karus and Investor under this Section 4(b)(iv) will survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

5.  “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports; and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired); or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 2% of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions of this Section 5 as though they were a party to the Financing Documentation. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5 or that are necessary to give further effect thereto.

6. Restrictions on Transfer; Legends.

6.1 Transfer Restrictions. The Preferred Stock, the Registrable Securities and the Key Holder Securities shall not be sold, pledged or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge or transfer, except upon the conditions specified in the Financing Documentation, which conditions are intended to ensure compliance with the provisions of the Securities Act and that any purchaser, pledgee or transferee is subject to the Financing Documentation. A transferring Holder will cause any proposed purchaser, pledgee or transferee of the Preferred Stock, Registrable Securities or Key Holder Securities held by such Holder to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in the Financing Documentation.

6.2 Legends. Each certificate, instrument or book entry representing (a) the Preferred Stock; (b) the Registrable Securities; (c) the Key Holder Securities; and (d) any other securities issued in respect of the securities referenced in clauses (a), (b) and (c) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 6.3) be notated with legends substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SALE, PLEDGE OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A RIGHTS AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO), AS MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO) MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THE VOTING OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHTS AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO), AS MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO) MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT RIGHTS AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO).

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Company’s securities in order to implement the restrictions on transfer set forth in this Section 6.

6.3 Transfers. The holder of Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of the Financing Documentation. Before any proposed sale, pledge or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144; or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 6. Each certificate, instrument or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 6.2, except that such certificate, instrument or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

7.  Information Rights.

7.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company:

(a) as soon as practicable, for each fiscal year of the Company (i) a balance sheet as of the end of such fiscal year; and (ii) statements of income and of cash flows for such fiscal year; and

(b) as soon as practicable, and only to the extent otherwise prepared by the Company, for each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes that may be required in accordance with GAAP).

Notwithstanding anything else in this Section 7.1 to the contrary, the Company may cease providing the information set forth in this Section 7.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 7.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

7.2 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.2 by such Investor); (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information; or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Company securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 7.2; (iii) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

8. Rights to Future Stock Issuances.

8.1 Right of First Offer. Subject to the terms and conditions of this Section 8.1 and applicable securities laws, and the Series Seed-3 Financing Agreement, if the Company proposes to offer or sell any New Securities, the Company shall, after complying with the terms of the Series Seed-3 Financing Agreement, first offer such New Securities to each Major Investor.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities; (ii) the number of such New Securities to be offered; and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within 20 days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). The closing of any sale pursuant to this Section 8.1(b) shall occur within the later of 120 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 8.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 8.1(b), the Company may, during the 90 day period following the expiration of the period provided in Section 8.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.

(d) The right of first offer in this Section 8.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); and (ii) Common Stock issued in the IPO.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 8.1, the Company may elect to give notice to the Major Investor within 30 days after the issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Major Investor shall have 20 days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 8.1(b) before giving effect to the issuance of such New Securities.

9. Right of First Refusal on Transfers by Key Holders.

9.1 Right of First Refusal. If the Company elects not to exercise any right of first refusal with respect to a proposed transfer of the Company’s outstanding securities by any Key Holder, and none of the Major Investors in that certain Series Seed-3 Financing Agreement desire to exercise their rights of first refusal, the Company shall assign such right of first refusal to the Major Investor. To the extent that the price per share of such proposed transfer is less than the then fair market value of the securities being transferred, any Major Investor exercising an assigned right of first refusal shall pay to the Company the difference as a condition of such assignment. In the event of such assignment, each Major Investor shall have a right to purchase that portion of the securities proposed to be transferred by such Key Holder that are subject to the assigned right of first refusal equal to the ratio of (a) the number of Common Stock issued or issuable upon conversion of the Preferred Stock owned by such Major Investor, to (b) the number of Common Stock issued or issuable upon conversion of the Preferred Stock owned by all Major Investors.

9.2 Next Financing Right of First Refusal and Co-Sale Agreement. To the extent that it is a condition in a subsequent financing of the Company that founders and/or other holders of the Common Stock enter into an agreement containing a right of first refusal and/or a right of co-sale over such holders’ shares in favor of the investors in such financing, in a form agreed to by the Company and such investors in which all Key Holders are treated equally under such agreement in all material respects, each Key Holder hereby agrees to execute and deliver such agreement.

10. Voting Provisions Regarding Board of Directors.

10.1 Board Composition. Each Holder agrees to vote, or cause to be voted, all Voting Securities owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, subject to Sections 10.3 and 10.4, the following persons shall be elected to the Board of Directors:

(a)  For so long as ETHZilla Corporation and its Affiliates continue to own beneficially at least the Minimum Shares of Preferred Stock, the Investor Preferred Director;

(b)  for so long as Stage. O Boise Fund I, LP continues to own the Minimum Shares (as defined in the Series Seed-3 Financing Agreement), the Stage Preferred Director; and

(c) For so long as the Key Holders who are then providing services to the Company as officers, employees or consultants hold at least the Minimum Shares of Common Stock, the Common Director.

10.2 Removal of Board Members. Each Holder also agrees to vote, or cause to be voted, all Voting Securities owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 10.1 of these Legal Terms may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Section 10.1 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director is (are) no longer so entitled to designate or approve;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 10.1 shall be filled pursuant to the provisions of this Section 10; and

(c) upon the request of any party entitled to designate a director as provided in Section 10.1 to remove such director, such director shall be removed.

All Holders agree to execute any written consents required to perform the obligations of this Section 10, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

10.3 “Bad Actor” Representations. Each Person with the right to designate or participate in the designation of a director pursuant to the Financing Documentation hereby represents that (a) such Person has exercised reasonable care to determine whether any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (“Disqualification Event”) is applicable to such Person, any director designee designated by such Person pursuant to the Financing Documentation or any of such Person’s Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable; and (b) no Disqualification Event is applicable to such Person, any member of the Board of Directors designated by such Person pursuant to the Financing Documentation or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Notwithstanding anything to the contrary in these Legal Terms, each Investor makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such Investor solely by virtue of that Person being or becoming a party to (i) the Financing Documentation, as may be subsequently amended; or (ii) any other contract or written agreement to which the Company and such Investor are parties regarding (A) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (B) the investment power, which includes the power to dispose, or to direct the disposition of, such security. The Company hereby represents and warrants to the Investor that no Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1). “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

10.4 “Bad Actor” Covenants. Each Person with the right to designate or participate in the designation of a director pursuant to the Financing Documentation covenants and agrees (a) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable (a “Disqualified Designee”); (b) to exercise reasonable care to determine whether any director designee designated by such Person is a Disqualified Designee; (c) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board of Directors and designate a replacement designee who is not a Disqualified Designee; and (d) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person’s knowledge, to such Person’s initial designee named in this Section 10, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

10.5 Next Financing Voting Agreement. To the extent that it is a condition in a subsequent equity financing of the Company that founders and/or other holders of the Common Stock enter into an agreement containing (a) voting rights for members of the Board of Directors, in a form agreed to by the Company and the investors in such financing and in respect of which Key Holders maintain rights to designate directors similar to Section 10.1(b); or (b) drag-along rights, in a form agreed to by the Company and the investors in such financing in which all Key Holders are treated equally under such drag-along provisions in all material respects, each Key Holder hereby agrees to execute and deliver such agreement.

11. Drag-Along Right.

11.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate of Incorporation.

11.2 Actions to be Taken. In the event that (i) the holders of at least a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock (the “Selling Investor”); (ii) the Board of Directors; and (iii) the holders of a majority of the then outstanding shares of Common Stock (other than those issued or issuable upon conversion of the shares of Preferred Stock) voting as a separate class approve a Sale of the Company in writing, specifying that this Section 11 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 11.3 below, each Holder and the Company hereby agree:

(a) if such transaction requires stockholder approval, with respect to all Voting Securities that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Voting Securities in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Certificate of Incorporation required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Holder as is being sold by the Selling Investor to the Person to whom the Selling Investor propose to sell their Voting Securities, and, except as permitted in Section 11.3 below, on the same terms and conditions as the other stockholders of the Company;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company; and

(d) to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; or (ii) asserting any claim or commencing any suit challenging the Sale of the Company or this Section 11, or the consummation of the transactions contemplated thereby.

11.3 Conditions. Notwithstanding anything to the contrary set forth herein, a Holder will not be required to comply with Section 11.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a) any representations and warranties to be made by such Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Voting Securities, including, but not limited to, representations and warranties that (i) the Holder holds all right, title and interest in and to the Voting Securities such Holder purports to hold, free and clear of all liens and encumbrances; (ii) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable; (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Holder in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Holder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Holder;

(b) such Holder is not required to agree (unless such Holder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Sale (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale);

(c) the Holder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(d) liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Holder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(e) upon the consummation of the Proposed Sale (i) each holder of each class or series of the capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series; (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock; and (iv) unless waived pursuant to the terms of the Certificate of Incorporation and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 11.3(e), if the consideration to be paid in exchange for the Key Holder Voting Securities or Investor Voting Securities, as applicable, pursuant to this Section 11.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (B) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Key Holder Voting Securities or Investor Voting Securities, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board of Directors) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Key Holder Voting Securities or Investor Voting Securities, as applicable;

(f) subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 11.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

12. Miscellaneous.

12.1 Survival of Warranties. Unless otherwise set forth in the Financing Documentation, the representations and warranties of the Company and the Investor contained in or made pursuant to the Financing Documentation shall survive the execution and delivery of the Financing Documentation and the Closing for a period of one year and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor, the Key Holders or the Company.

12.2 Termination of Covenants. The covenants set forth in Section 7.1, Section 8, Section 9, Section 10 and Section 11 of these Legal Terms shall terminate and be of no further force or effect upon the earliest of (a) immediately prior to the consummation of the IPO; (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; (c) with respect to Section 7.1, Section 8 and Section 9, the closing of a Deemed Liquidation Event (as defined in the Certificate of Incorporation); and (d) with respect to Section 10 and Section 11, the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Holders in accordance with the Certificate of Incorporation, provided that the provisions of Section 11 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 11 with respect to such Sale of the Company.

12.3 Successors and Assigns. The applicable rights under the Financing Documentation may be assigned (but only with all related obligations) by an Investor to a transferee of Company securities that (a) is an Affiliate of the Investor; (b) is the Investor’s Immediate Family Member or trust for the benefit of an individual Investor or one or more of such Investor’s Immediate Family Members; or (c) after such transfer, holds at least the Minimum Shares of Preferred Stock; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of the Financing Documentation, including the provisions of Section 5 of these Legal Terms. For the purposes of determining the number of shares of Company securities held by a transferee, the holdings of a transferee (A) that is an Affiliate or stockholder of an Investor; (B) who is an Investor’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Investor or such Investor’s Immediate Family Member shall be aggregated together and with those of the transferring Investor; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under the Financing Documentation. The terms and conditions of the Financing Documentation shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to the Financing Documentation. Nothing in the Financing Documentation, express or implied, is intended to confer upon any party other than the parties to the Financing Documentation or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of the Financing Documentation, except as expressly provided in the Financing Documentation.

12.4 Governing Law. The Financing Documentation shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

12.5 Counterparts. The Rights Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.6 Titles and Subtitles; Instructions for Users. The titles and subtitles, and any information labeled as “instructions for users,” used in the Financing Documentation are used for convenience only and are not to be considered in construing or interpreting the Financing Documentation.

12.7 Notice. All notices and other communications given or made pursuant to the Financing Documentation shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by email during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-business-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Exhibit A-2 to the Rights Agreement, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Section 12.7. If notice is given to the Company, a copy shall also be sent to Company Counsel.

12.8 Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the DGCL by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the email address for such Investor or Key Holder set forth on Exhibit A-2 to the Rights Agreement, as updated from time to time by notice to the Company, or on the books of the Company. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s email address, and that failure to do so shall not affect the foregoing.

12.9 No Finder’s Fees. Each party to the Financing Documentation represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the sale of the Shares. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the sale of the Shares (and the costs and expenses of defending against such liability or asserted liability) for which each Investor or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the sale of the Shares (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

12.10 Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of the Investor, in an amount not to exceed, in the aggregate, the Investor Counsel Reimbursement Limit.

12.11 Amendments and Waivers.

(a) Except as set forth in Section 1.3 of these Legal Terms, any term of the Financing Documentation may be amended, modified, terminated (subject to Section 12.2) or waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by (i) the Company; (ii) the Key Holders holding a majority of the Key Holder Securities then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; and (iii) the holders of a majority of the Registrable Securities held by the Investor (voting as a single separate class and on an as-converted basis) (or for an amendment, modification, termination or waiver effected prior to the Closing, Investor is obligated to purchase a majority of the Shares to be issued at the Closing).

(b) Notwithstanding the foregoing and subject to Section 12.2:

(i) the Financing Documentation may not be amended, modified or terminated and the observance of any term of the Financing Documentation may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder, unless such amendment, modification, termination or waiver applies to all Investor or Key Holders, as the case may be, in the same fashion (it being agreed that a waiver of the provisions of Section 8 with respect to a particular transaction shall be deemed to apply to all Investor in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investor may nonetheless, by agreement with the Company, purchase securities in such transaction);

(ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver either (A) is not directly applicable to the rights or obligations of the Key Holders under the Financing Documentation; or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties to the Financing Documentation;

(iii) the Company may in its sole discretion waive compliance with Section 6.3;

(iv) Section 7.1, Section 8, Section 9 and any other section of these Legal Terms applicable to the Major Investor (including this Section 12.11(b)(iv)) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the Registrable Securities then outstanding and held by the Major Investor (voting as a single separate class and on an as-converted basis);

(v) the provisions of Section 10.1(a) and this Section 12.11(b)(v) may not be amended, modified, terminated or waived without the written consent of ETHZilla Corporation;

(vi) the provisions of Section 10.1(b) and this Section 12.11(b)(vi) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the Key Holder Securities held by the Key Holders who are at such time providing services to the Company as an officer, employee or consultant;

(vii) Exhibit A-2 to the Rights Agreement may be amended by the Company from time to time without the consent of the other parties to add transferees of any securities in compliance with the terms of the Financing Documentation; and

(viii) any provision of the Financing Documentation may be waived in writing by any waiving party on such party’s own behalf, without the consent of any other party.

(c) The Company shall give prompt notice of any amendment, modification or termination of the Financing Documentation or waiver under the Financing Documentation to any party to the Financing Documentation that did not consent in writing to such amendment, modification, termination or waiver. Any amendment, modification, termination or waiver effected in accordance with this Section 12.11 shall be binding on each party to the Financing Documentation, each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities and all of their respective successors and permitted assigns, whether or not any such party, transferee, successor, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of the Financing Documentation, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. For purposes of this Section 12.11, the requirement of a written instrument may be satisfied in the form of an action by written consent of the stockholders circulated by the Company and executed by the stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of the Financing Documentation.

(d) Notwithstanding anything herein to the contrary, subject to the provisions of this Section 12.11, upon the execution and delivery of any documents, including, if applicable, investor rights, co-sale, voting and other agreements, executed by the investors purchasing securities in the next equity financing after the Agreement Date (such documents, the “Next Financing Documents”) by (i) the Company; (ii) Key Holders holding a majority of the Key Holder Securities then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; and (iii) Investor holding a majority of the Registrable Securities then outstanding and held by the Investor (as a single separate class and on an as-converted basis), the Financing Documentation shall be amended and restated by and into such Next Financing Documents and shall be terminated and of no further force or effect.

12.12 In case any one or more of the provisions contained in the Financing Documentation is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Financing Documentation, and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

12.13 Aggregation of Stock. All shares of securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under the Financing Documentation and, subject to the Financing Documentation, such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

12.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under the Financing Documentation, upon any breach or default of any other party under the Financing Documentation, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under the Financing Documentation or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.15 Entire Agreement. The Company and the Key Holders desire to induce the Investor to purchase shares of Series A Preferred Stock pursuant to the Purchase and Subscription Agreement by and among the Company and such Investor by agreeing to provide the Investor with the rights and privileges as set forth herein. This Rights Agreement (including the exhibits, appendixes and schedules hereto and thereto), together with the Purchase and Subscription Agreement, contains all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Rights Agreement and supersedes all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Rights Agreement and Purchase and Subscription Agreement with respect to the subject matter of this Rights Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Rights Agreement has been made or relied upon by any of the parties to this Rights Agreement.

12.16 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THE FINANCING DOCUMENTATION HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THE FINANCING DOCUMENTATION ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

12.17 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Dispute Resolution Courts for the purpose of any suit, action or other proceeding arising out of or based upon the Financing Documentation; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Financing Documentation except in the Dispute Resolution Courts; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Financing Documentation or the subject matter of the Financing Documentation may not be enforced in or by such court.

12.18 WAIVER OF JURY TRIAL. EACH PARTY TO THE FINANCING DOCUMENTATION HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE FINANCING DOCUMENTATION, THE SHARES OR THE SUBJECT MATTER OF THE FINANCING DOCUMENTATION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES TO THE FINANCING DOCUMENTATION AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY TO THE FINANCING DOCUMENTATION HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.19 Waiver of Conflicts. Each party to the Financing Documentation acknowledges that Company Counsel, counsel for the Company, has in the past performed and may continue to perform legal services for the Investor in matters unrelated to the transactions described in the Financing Documentation, including the representation of such Investor in venture capital financings and other matters. Accordingly, each party to the Financing Documentation hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Company Counsel’s representation of the Investor in such unrelated matters and to Company Counsel’s representation of the Company in connection with the Financing Documentation and the transactions contemplated by the Financing Documentation.

EXHIBIT B-2

DISCLOSURE SCHEDULES

This Disclosure Schedule is made and given pursuant to Section 2 of the Legal Terms. All capitalized terms used but not defined herein shall have the meanings as defined in the Financing Documentation, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Legal Terms; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Legal Terms where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Financing Documentation or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Financing Documentation require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Investor or their respective counsel.

EXHIBIT C

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION